1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-1818 NYSE: SPN

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO; Greg Rosenstein, VP of Investor Relations, 504-362-4321
Superior Energy Services, Inc. Announces Tender Offer and Consent Solicitation
(Harvey, LA, Friday, May 5, 2006) Superior Energy Services, Inc. (NYSE: SPN) announced today that SESI, L.L.C., its wholly owned subsidiary (the “Company”), has commenced a cash tender offer and consent solicitation for any and all of its outstanding 8 7/8% Senior Notes due 2011 (the “Old Notes”). The principal purpose of the tender offer and consent solicitation is to acquire all of the outstanding Old Notes and amend the indenture governing the Old Notes to eliminate substantially all of the restrictive covenants and event of default provisions in the indenture (the “Proposed Amendments”).
In connection with this tender offer, the Company expects to complete a private placement in which it will issue new unsecured senior notes (the “New Notes”) in an amount expected to be sufficient to repurchase the Old Notes tendered and accepted for payment pursuant to the tender offer.
Additional Information Relating to the Tender Offer
The tender offer is scheduled to expire at 5:00 p.m. (New York City Time), on Monday, June 5, 2006, unless extended or earlier terminated (the “Expiration Date”). The consent solicitation will expire at 5:00 p.m. (New York City Time), on Thursday, May 18, 2006, unless extended or earlier terminated (the “Consent Date”). Holders tendering their Old Notes will be required to consent to the Proposed Amendments. Holders may not tender their Old Notes without delivering consents, and may not deliver consents without tendering their Old Notes.
Holders of the Old Notes who tender their Old Notes and deliver consents on or prior to the Consent Date will receive total consideration of $1,045.63 per $1,000 principal amount of Old Notes validly tendered. The total consideration includes a consent payment of $10.00 per $1,000 principal of Old Notes validly tendered. Holders who tender their Old Notes after the Consent Date but prior to the Expiration Date will not be entitled to receive the consent payment and will receive $1,035.63 per $1,000 principal amount of Old Notes validly tendered. In each case, holders who validly tender their Old Notes shall receive accrued and unpaid interest on the principal amount of such Old Notes up to, but not including, the applicable payment date. Subject to satisfaction of certain conditions, the Company currently expects the initial settlement date to be in late May 2006.
The tender offer and consent solicitation are subject to the satisfaction of certain conditions, including the Company’s receipt of consents from holders of a majority of the outstanding principal amount of the Old Notes and completion of the offering of the New Notes. The Company has not yet entered into definitive agreements with respect to its contemplated offering of the New Notes, and no assurance can be given that such financing will be completed.
The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement of the Company dated May 4, 2006, copies of which may be obtained by contacting either D.F. King & Co., Inc., the information agent for the offer, at (212) 269-5550 (for banks and brokers only) or (888) 887-0082 (for all others U.S. toll-free) or The Bank of New

York Trust Company, N.A., the depositary agent for the offer, at (904) 988-4718. The Company has engaged Bear, Stearns & Co. Inc. to act as the dealer manager in connection with the tender offer and as the solicitation agent in connection with the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to the Global Liability Management Group of Bear, Stearns & Co. Inc. at (877) 696-BEAR(2327) (toll-free).
This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated May 4, 2006.
Additional Information Relating to the New Notes
The New Notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these New Notes.
About Superior Energy Services, Inc.
Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The Company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
# # #